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                                                                    EXHIBIT 99.1

Contact:            John Vollmer                  Jack Leone
                    Chief Financial Officer       Sitrick And Company
                    UTI Energy Corp.              (310) 788-2850
                    (281) 873-4111

FOR IMMEDIATE RELEASE:

              UTI ENERGY TO ACQUIRE SIX ADDITIONAL DRILLING RIGS;
                   WILL INCREASE UTI'S LAND RIG FLEET TO 150

HOUSTON -- JANUARY 5, 2001 -- UTI ENERGY CORP. (AMEX: UTI) today announced that it has entered into three separate agreements to acquire a total of six additional drilling rigs for a total purchase price of $13.6 million cash. The six rigs have an average depth capacity of approximately 15,000 feet, and will bring UTI's total rig count to 150 drilling rigs. The three transactions are expected to close by the end of the month.

Four of the new rigs are currently in service -- three in Oklahoma, and one in south Texas. The remaining two, including an "SCR" electric rig capable of drilling to a depth greater than 20,000 feet, will be refurbished at a cost of approximately $2.5 million, excluding drill pipe. It is expected that the SCR rig will be marketed beginning in the second quarter of the year and the other rig is expected to be marketed during the first quarter.

"AT UTI Energy, our strategy has been to grow the company through selective acquisitions," said Mark S. Siegel, UTI's Chairman. "We are constantly seeking those acquisition opportunities that we identify as providing exceptional value, in terms of both the quality of the equipment and the purchase price."

Mr. Siegel continued, "Over the last three years we have added approximately 20 drilling rigs per year through the consistent implementation of this growth strategy, and today's announcement represents a continuation of this commitment. We believe that these six drilling rigs are particularly well suited to provide UTI with flexibility and additional capacity to meet the growing demand in today's marketplace."

UTI Energy Corp. is a leading provider of contract drilling and pressure pumping services in North America. Upon closing of the acquisitions of the drilling rigs described above, the company's subsidiaries will own 150 drilling rigs that provide drilling services primarily in Texas, Oklahoma, New Mexico, and western Canada. The company's pressure pumping subsidiary provides stimulation and cementing services in the Northeast United States.


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Statements made in this press release which state the Company's or management's intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company's services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to, the Company's report on Form 10-K for the year ended December 31, 1999 and Forms 10-Q for fiscal 2000 reporting periods. Copies of these filings may be obtained by contacting the Company or the SEC.


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